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Exhibit 99.1

630 Fifth Avenue, Suite 3110 New York, NY 10111 Tel 212 218 8720 Fax 212 218 8721
4840 Pearl East Circle, Suite 300W Boulder, CO 80301 Tel 303 516 8500 Fax 303 530 1296
www.tapestrypharma.com

Press Release

Contact:	Tapestry Pharmaceuticals, Inc. L. Robert Cohen Vice President, Investor Relations 212 218 8715 lrcohen@tapestrypharma.com	Investor:	Lilian Stern Stern Investor Relations, Inc. 212 362 1200
		Media:	Peter Steinerman 516 374 3031

For Immediate Release

TAPESTRY REPORTS THIRD QUARTER 2004 RESULTS

        Boulder, CO., November 4, 2004—Tapestry Pharmaceuticals, Inc. (Nasdaq: TPPH) announced today financial results for the third quarter and nine months ending September 29, 2004.

        The operating loss for the third quarter of 2004 was $7.7 million compared to an operating loss of $4.7 million for the third quarter 2003. For the nine months ended September 29, 2004 Tapestry reported an operating loss of $19.0 million compared to an operating loss of $14.9 million for the same period in 2003.

        The net loss for the third quarter of 2004 was $4.8 million, or $0.14 basic and diluted loss per share, which included $3.0 million of income from discontinued paclitaxel operations. This compares to a net loss for the third quarter of 2003 of $6.1 million, or $0.20 basic and diluted loss per share, which included $1.1 million of loss from discontinued paclitaxel operations.

        The net loss for the nine months ended September 29, 2004 was $16.1 million, or $0.50 basic and diluted loss per share, which included $3.0 million of income from discontinued paclitaxel operations, compared to a net loss of $10.9 million, or $0.36 basic and diluted loss per share in the prior year, which included $4.6 million of income from discontinued paclitaxel operations.

        As of September 29, 2004, Tapestry had $41.6 million in cash, cash equivalents, and short-term and long-term investments.

        "We are encouraged by the pre-clinical data we have seen so far in our oncology and Huntington's programs. Our near-term goal is to file INDs on two of our cancer compounds, TPI 287, our third generation taxane, and TPI 273, one of our novel quassinoids", commented Leonard P. Shaykin, Chairman and CEO of Tapestry Pharmaceuticals.

Quarterly Highlights

  •
  Tapestry presented promising data for its novel anticancer compound, TPI 273, which demonstrated inhibitory tumor activity in in vitro studies in multiple drug resistant tumor cell lines. These results were presented in a poster at the AACR-NCI-EORTC 2004 International Conference on Molecular Targets and Cancer Therapeutics on October 1, 2004.

  •
  In September, Tapestry announced the initiation of a second in vivo study to establish the dose response for its proprietary oligonucleotides in a transgenic mouse model of Huntington's disease. This technology was also featured in the September issue of the Journal of Molecular Neuroscience in an article written by Dr. Eric Kmiec, Professor of Biological Sciences at the University of Delaware and Senior Scientific Advisor to Tapestry, in which he described the discovery of these proprietary oligonucleotides.

  •
  The Company received a $3.0 million cash payment from Mayne Pharma as a result of a settlement in the patent infringement lawsuit with Mylan Laboratories regarding stabilized formulations of paclitaxel. This payment was recorded in our financials in the quarter ended September 29, 2004.

About Tapestry Pharmaceuticals, Inc.

        Tapestry Pharmaceuticals, Inc. is a company focused on the development of proprietary therapies for the treatment of cancer and hereditary disease.

        For more information about Tapestry and its technologies, visit Tapestry's web site at www.tapestrypharma.com.

Forward Looking Statements

        The statements in this press release and on the Company's web site that are not historical facts are forward-looking statements that represent management's beliefs and assumptions as of the date of this release, based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "estimates," "may," "will," "should," "anticipates," "expected" or comparable terminology or by discussions of strategy, and include the statement as to the filing of INDs on two of our cancer compounds. Such statement involves risks and uncertainties including whether the results of our ongoing preclinical data demonstrate sufficient efficacy and do not demonstrate safety concerns and that the FDA doesn't require the submission of additional information, as well as other factors identified under the captions "Risk Factors", "Special Note Regarding Forward-Looking Statements" or "Cautionary Note Regarding Forward-Looking Statements" in the Company's documents filed from time to time with the SEC, including the Company's Current Report on Form 8-K/A, dated February 11, 2004, Annual Report on Form 10-K/A for the year ended December 31, 2003 filed with the Securities and Exchange Commission on May 5, 2004, and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2004. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

        For further information, please contact L. Robert Cohen, Vice President, Investor Relations of Tapestry Pharmaceuticals, Inc. at 212 218 8715.

Tapestry Pharmaceuticals, Inc.
Balance Sheets
(In thousands)

	September 29, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,296	$2,281
Short-term investments	30,450	48,501
Accounts receivable, net	—	1,495
Prepaid expense and other current assets	967	596
Assets held for sale	—	205

Total current assets	33,713	53,078
Property, plant and equipment, net	1,005	1,156
Long-term investments	8,890	—
Other assets	3,355	3,532

Total assets	$46,963	$57,766

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$5,044	$6,025
Notes payable-long term	16	41
Convertible debentures	6,167	5,702
Total stockholders' equity	35,736	45,998

Total liabilities and stockholders' equity	$46,963	$57,766

Tapestry Pharmaceuticals, Inc.
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2004	October 1, 2003	September 29, 2004	October 1, 2003
Operating expenses:
Research and development	$5,718	$2,033	$12,777	$6,819
General and administrative	2,019	2,705	6,185	8,123

Operating loss	7,737	4,738	18,962	14,942

Other income (expense):
Interest income	206	17	501	64
Interest expense	(242)	(202)	(714)	(655)

Net loss from continuing operations	(7,773)	(4,923)	(19,175)	(15,533)
Discontinued operations:
Income (loss) from discontinued operations	2,995	(1,140)	3,035	4,590

Net loss	$(4,778)	$(6,063)	$(16,140)	$(10,943)

Basic and diluted loss per share from continuing operations	$(0.23)	$(0.16)	$(0.59)	$(0.51)

Basic and diluted income (loss) per share from discontinued operations	$0.09	$(0.04)	$0.09	$0.15

Basic and diluted loss per share	$(0.14)	$(0.20)	$(0.50)	$(0.36)

Basic and diluted weighted average shares outstanding	33,309	30,759	32,537	30,397

Diluted weighted average shares outstanding relating to discontinued operations	33,445	31,017	33,204	30,451

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TAPESTRY REPORTS THIRD QUARTER 2004 RESULTS